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                             VISX, INCORPORATED
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[VISX Logo]


NEWS RELEASE                            Company Contact:
For Immediate Distribution              Lola Wood: (877) 463-6847
                                        E-Mail: ir@visx.com
                                        Web: http://www.visx.com

                                        Joele Frank / Matt Sherman
                                        Joele Frank, Wilkinson Brimmer Katcher
                                        (212) 355-4449


                       VISX RESPONDS TO ICAHN LETTER


               Urges Stockholders Reject the Icahn Slate and

  Protect the Value of Their VISX Investment by Re-electing VISX Directors


SANTA CLARA, CALIFORNIA, (April, 18, 2001) - VISX, INCORPORATED
(NYSE Symbol: EYE) released today the following statement in response to Carl Icahn's letter to Liz Davila, Chief Executive Officer of VISX.

"We have already engaged in a review of our strategic alternatives with our outside financial and legal advisors. We and our advisors have contacted a number of companies in the ophthalmic and non-ophthalmic industries about possible sale, merger or business combinations. Based on our discussions, we do not believe that there is a currently available transaction that would enhance stockholder value."

"However, we at VISX continue to be receptive to and will review proposals. If Carl Icahn has had discussions with interested parties that have a bona fide proposal, those parties should contact VISX or our financial advisor, Goldman, Sachs & Co.," said Liz Davila, Chief Executive Officer of VISX.

VISX also announced that it will be mailing the following letter to its stockholders urging them to protect their investment by signing, dating and returning VISX's proxy card to re-elect the five VISX nominees for director and rejecting Carl Icahn's attempt to take control of VISX:

April 18, 2001

To Our Stockholders:

         There is a battle being waged for control of your Company and we believe your investment hangs in the balance. In order to protect your investment and ensure the continued growth and prosperity of VISX, WE URGE YOU TO TAKE THE FOLLOWING TWO ACTIONS:

         o If you have not already done so, please VOTE the enclosed GOLD proxy card "FOR" the VISX slate of directors and return the card in the enclosed envelope.

                                   Page 2

         o Please DISCARD any proxy materials you receive from Carl Icahn and his group, as any vote on the Icahn group's proxy--even an abstention--will nullify your YES vote on the VISX GOLD proxy.

         We believe VISX's strong first quarter performance underscores the importance of voting "FOR" the VISX slate. Your Company's first quarter performance was exceptional on all major fronts:

         o VISX's earnings were $0.21 per share, exceeding expectations;
         o     VISX's industry-leading market share increased;
         o VISX's licensing revenue grew by 23% over fourth quarter, 2000;
         o VISX's licensing revenue from its top 4 corporate customers increased by 40% over fourth quarter, 2000;
         o     VISX's systems sales grew by 29% over fourth quarter, 2000;
         o VISX repurchased more than 4 million shares of common stock, and VISX's Board authorized the repurchase of 10 million additional shares of common stock on April 3, 2001.

         Industry experts project that the U.S. laser vision correction procedure market will grow at an average compound rate of 28% over the next four years,(1) and we believe VISX is well-positioned to capture the significant opportunities presented by this vast market.


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(1)    Marketscope, "Comprehensive Report on the Refractive Market,"
       November 2000.


         Still, we believe there is an immediate threat to VISX's ability to remain the leader in this industry - that threat is the effort of a group led by New York financier Carl Icahn to take control of your Company. The Icahn group has made a proposal that, in our view, jeopardizes both the short-term and long-term value of your Company. If implemented, THIS PROPOSAL WOULD FORCE VISX TO ASSUME $300 MILLION IN DEBT to finance a 20 million share stock buy-back program, thereby:

         o     Immediately diluting VISX's earnings per share;
         o     Severely weakening VISX's balance sheet; and
         o Depriving VISX of the flexibility to invest in essential research and development.

         The Icahn group has also proposed to auction your Company, despite the fact your Board of Directors previously conducted a review of strategic alternatives and concluded there were no currently available combinations that would enhance stockholder value. While VISX remains receptive to opportunities that would recognize our record of profitable performance and our global leadership position, this is an avenue that has been thoroughly explored.

         We believe the bottom line is that Mr. Icahn and his group would plunge VISX into debt and restrict your Company's ability to invest in our future. For all of these reasons, we again urge you to vote "FOR" the VISX Board of Directors on the enclosed GOLD VISX proxy and to DISCARD ANY MATERIALS that you receive from Mr. Icahn. A postage paid return envelope is enclosed for your convenience.

                                   Page 3

         If you have any questions about voting or need other assistance, please call MacKenzie Partners, Inc., the firm assisting us in the solicitation of proxies, toll-free at 800-322-2885 or collect at 212-929-5500.

         Thank you for your continued confidence and support.

On Behalf of the Board of Directors

Sincerely,

/s/ Elizabeth H. Davila                           /s/ Mark B. Logan
Elizabeth H. Davila                               Mark B. Logan
President and Chief Executive Officer             Chairman of the Board


         VISX is the worldwide leader in the development of refractive laser technology. VISX systems are commercially available in the United States and markets worldwide.

         The foregoing statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and actual results could differ materially. Additional discussions of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10-K for the year ended December 31, 2000.




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